                                                                    EXHIBIT 99.1

                        MEADOWBROOK INSURANCE GROUP, INC.
                                  (NYSE - MIG)

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CONTACT:             JENNIFER BARBER
                     SENIOR FINANCIAL ANALYST
                     (248) 204-8159

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                        MEADOWBROOK INSURANCE GROUP, INC.
                          ANNOUNCES NEW DEBT AGREEMENT

                              SOUTHFIELD, MICHIGAN
                               SEPTEMBER 25, 2002

Meadowbrook Insurance Group, Inc. (NYSE-MIG) announced today that the Company has successfully executed a revised credit facility with its existing bank.

The revised agreement includes a $20.0 million term loan and a revolving line of credit for up to $8.0 million. The term loan calls for quarterly amortization of the principal beginning on October 1, 2002 until July 1, 2006, at which time the term loan will be paid in full. The revolving line of credit will expire on July 1, 2004, and is thereafter renewable on an annual basis.

Commenting on the Company's credit facility, Meadowbrook President and Chief Executive Officer Robert S. Cubbin stated, "We value our long-term relationship with our bank and are pleased with the economic benefits inherent in the terms and conditions of this credit facility."

A leader in the alternative risk market, Meadowbrook is a specialty risk management company providing solutions for agents, brokers, professional and trade associations, and insureds of all sizes. Meadowbrook also operates retail insurance agencies representing policyholders in placing their insurance coverages with unaffiliated insurance companies. Meadowbrook Insurance Group, Inc. common shares are listed on the New York Stock Exchange under the symbol "MIG". For further information, please visit Meadowbrook's corporate web site at www.meadowbrook.com.

Certain statements made by Meadowbrook Insurance Group, Inc. in this release may constitute forward-looking statements. Please refer to the Company's most recent 10-K, 10-Q, and other filings with the Securities and Exchange Commission for more information on risk factors. Actual results could differ materially. These forward-looking statements involve risks and uncertainties including, but not limited to the following: the frequency and severity of claims; uncertainties inherent in reserve estimates; catastrophic events; a change in the demand for, pricing of, availability or collectibility of reinsurance; increased rate pressure on premiums; obtainment of certain rate increases in current market conditions; investment rate of return; changes in and adherence to insurance regulation; actions taken by regulators, rating agencies or lenders; obtainment of certain processing efficiencies; changing rates of inflation; and general economic conditions. Meadowbrook is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.